Exhibit 23.5

                    December 27, 1996

                    CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of United Waste Systems, Inc. (the "Company"), for the registration of up to $150,000,000 of its debt securities, preferred stock, common stock and warrants, of our report dated November 21, 1995 with respect to the combined financial statements of Carmel Marina Corporation and Affiliates as of December 31, 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Securities and Exchange Commission.

                         HANSON ROTTER GREEN